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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             Phoenix Duff & Phelps Utilities Bond Fund, Inc.

Address of Principal Business Office:       55 East Monroe Street
                                            Chicago, Illinois 60603

Telephone Number:                           (312) 630-4600

Name and address of agent for service of process:    Philip R. McLoughlin
                                                     56 Prospect Street
                                                     Hartford, Connecticut 06115

Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [x] NO [ ]

                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Hartford and State of Connecticut on the 9th day of March, 1999.

                                           PHOENIX DUFF & PHELPS UTILITIES BOND
                                           FUND, INC.



                                            By: /s/ Philip R. McLoughlin
                                                --------------------------------
                                                Philip R. McLoughlin
                                                Chairman of the Board of
                                                Directors, Chief Executive
                                                Officer and President
Attest:  /s/ James W. Rosenberger
         ------------------------
         James W. Rosenberger
         Secretary